UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2020

SPRING BANK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37718	52-2386345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Parkwood Drive, Suite 210 Hopkinton, MA 01748
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 473-5993

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common stock, $0.0001 par value	SBPH	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On April 8, 2020, Spring Bank Pharmaceuticals, Inc. (the “Company”) entered into a prepayment notice and pay-off letter (the “Pay-Off Letter”) with Pontifax Medison Finance (Israel) L.P. and Pontifax Medison Finance (Cayman) L.P., as lenders (collectively, referred to as the “Lenders”), which provided for the full repayment in cash on April 8, 2020 of our $20 million senior secured credit facility (the “Loan”) pursuant to the loan and security agreement that we entered into with the Lenders and Pontifax Medison Finance GP, L.P., in its capacity as administrative agent and collateral agent for itself and the Lenders on September 3, 2019 (the “Loan and Security Agreement”). The Pay-Off Letter provides that the repayment amount will be approximately $20.3 million, which includes payment in full of all outstanding principal and accrued interest underlying the Loan and $300,000 for a prepayment fee. Pursuant to the Pay-Off Letter, all of our indebtedness and obligations to the Lenders will be discharged in full, and all security interests and other liens held by the Lenders as security for the Loan will be terminated upon the Lenders’ receipt of the repayment amount. The warrant to purchase 250,000 shares of our common stock at an exercise price of $6.57 that the Company issued to the Lenders in connection with the execution of the Loan and Security Agreement has been amended and restated so that the exercise price is $2.08, which is equal to 1.5 times the average closing price of the Company’s Common Stock during the 90 days prior to the execution of the Pay-Off Letter. All other terms and conditions of the warrant remain the same. The form of Amended and Restated Warrant is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference. A detailed description of the terms and conditions of the Loan and Security Agreement appears in our Current Report on Form 8-K filed on September 4, 2019 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 regarding the Loan and Security Agreement is incorporated by reference into this Item 1.02.

On April 8, 2020, the Company used approximately $20.3 million of its existing cash resources to fund the repayment in full of the Loan from the Lenders. The Company made the decision to repay the Loan as a result of changes in the Company’s operating needs following the Company’s announcement in the first quarter of 2020 that it would discontinue the development of its hepatitis B virus (HBV) program and the cost of capital associated with the Loan. Following the full repayment of the Loan, the Company expects that its cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements through the first quarter of 2022.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Items 1.01 and 1.02 regarding the Loan and Security Agreement and our repayment of the Loan thereunder is incorporated by reference into this Item 2.04.

Item 3.03	Material Modification to Rights of Security Holders

On April 7, 2020, the Board of Directors of the Company (the “Board”) adopted amended and restated bylaws that became effective immediately (the “Bylaws”). Article VII of the Bylaws provides in part, that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. The Bylaws are filed as Exhibit 3.1 to this Current Report on Form 8-K and are hereby incorporated by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 7, 2020, the Board of the Company approved the appointment of Lori Firmani, the Company’s current Vice President, Finance, as the Company’s principal financial officer and principal accounting officer, effective as of April 24, 2020, which is the effective date of the resignation of Jonathan Freve as the Company’s Chief Financial Officer and Treasurer. Mr. Freve informed the Company on April 7, 2020 that he is resigning to pursue a chief financial officer opportunity at another biopharmaceutical development company.

Ms. Firmani, age 47, has served as the Company’s Vice President, Finance since January 2020 and had previously served as the Company’s Corporate Controller since January 2016. From June 2015 to January 2016, she served as the Controller of Genzyme External Manufacturing of Sanofi Genzyme., a biotechnology company. Ms. Firmani is a certified public accountant in the Commonwealth of Massachusetts and holds an MBA from Babson College and a BS in accounting from the State University of New York at Geneseo.

Ms. Firmani has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Ms. Firmani and any director or executive officer of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws.
4.1	Form of Amended and Restated Warrant.
10.1	Pay-Off Letter, dated April 8, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPRING BANK PHARMACEUTICALS, INC.

By:	/s/ Martin Driscoll
Martin Driscoll
President and Chief Executive Officer

Date: April 13, 2020